EXHIBIT 10.1

RagingWire Telecommunications, INC.

Master Services Agreement #1001.0.1

This Master Services Agreement("Agreement") is entered into effective as of January 11, 2002, ("Effective Date") by and between RagingWire Telecommunications, Inc., a Nevada corporation ("RagingWire") and Photronics, Inc., a Florida corporation ("Customer"). In consideration of the mutual covenants contained in this Agreement, RagingWire and Customer agree as follows:

1. PURPOSE OF AGREEMENT

This Agreement sets forth the terms and conditions by which RagingWire will provide to Customer, and Customer shall accept and pay for, certain Services. Each such Service will be specifically identified and described in a Service Level Agreement ("SLA") executed by the Parties and delivered by them to each other, which refer to this Agreement. RagingWire contemplates that Customer may contract for additional Services from time to time, and in each such case a new SLA will be executed, specifically identifying and describing such additional Services and referencing this Agreement. Any equipment sales and/or leases shall be covered in a written agreement separate from this Agreement.

2. DEFINITIONS

The following capitalized terms used in this Agreement have the meanings specified in this Section 2.

2.1 Applicable Rate "Applicable Rate" means one and one-half percent (1½%) per month, or the highest rate allowed by applicable law, whichever is lower.

2.2 Confidential Information "Confidential Information" is defined in Section 6.1.1 ("Non-Disclosure").

2.3 Customer Area "Customer Area" means the portion(s) of the Data Centers made available to Customer for the placement of Customer Equipment and use of the Services.

2.4 Customer Equipment "Customer Equipment" means Customer's computer hardware, not including stored data, and other tangible equipment or other tangible personal property placed by Customer in the Customer Area. If RagingWire is undertaking any managed services with respect to the Customer Equipment such equipment shall be identified on RagingWire's standard Customer Equipment List completed by Customer and accepted by RagingWire, as amended in writing from time to time by the Parties.

2.5 Customer Registration Form "Customer Registration Form" means a collective reference to the separate documents that contain the name and contact information (e.g., pager, e-mail and telephone numbers) for each of the Representatives authorized by Customer to enter the Data Centers and Customer Area, as delivered by Customer to RagingWire and amended in writing from time to time by Customer. The documents referred to herein include, without limitation, the Customer Information Form, the Use Administrator Form, and the Individual Registration Form.

2.6 Customer Technology "Customer Technology" means Customer's proprietary technology and processes, including, but not limited to, Customer's Internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, inventions, trade secrets and any related Intellectual Property Rights (whether owned by Customer, controlled by or licensed to Customer by a third party) and also including any derivative works, improvements, enhancements or extensions of the foregoing conceived, invented, reduced to practice, expressed in a tangible medium,

2.7 Data Center(s "Data Center(s)" means any of the facilities used by RagingWire to provide the Services to Customer.

2.8 Initial Term"Initial Term" is defined in Section 4.2 ("Initial Term").

2.9 Intellectual Property Rights "Intellectual Property Rights" mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing throughout the universe (a) rights associated with works of authorship, including but not limited to copyrights, moral rights, and mask-works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents, design rights, and other industrial property rights; (e) all other intellectual and industrial property rights of every kind and nature and however designated (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise; (f) all registrations and applications (whether for patent, copyright or similar right), including all continuations, continuations-in-part, and divisionals thereof; (g) all renewals, extensions, reissues, and re‑examinations of such patents now or hereafter in force; and (h) all rights in any of the foregoing.

2.10 Notice of Service Commencement "Notice of Service Commencement" means the written notice provided by RagingWire to Customer which sets forth each Service to be provided pursuant to a SLA and the date such Service commenced.

2.11 Parties or Party "Parties" means RagingWire and Customer collectively; "Party" means either RagingWire or Customer, as the case may be, individually.

2.12 Professional Service(s) "Professional Service(s)" means any professional or consulting services provided by RagingWire to Customer, including without limitation any project based or one-time services. Any provision of Professional Services shall be governed by a written Professional Services Agreement separate from this Agreement.

2.13 RagingWire Supplied Equipment "RagingWire Supplied Equipment" means the computer hardware, software, computer code and other tangible equipment to be provided by RagingWire to Customer pursuant to a SLA.

2.14 RagingWire Technology "RagingWire Technology" means RagingWire's proprietary technology and processes, including, without limitation, the Services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, inventions, trade secrets and any related Intellectual Property Rights (whether owned by RagingWire or licensed to RagingWire from a third party) and also including any derivative works, improvements, enhancements or extensions of the foregoing conceived, invented, reduced to practice, expressed in a tangible medium or developed by RagingWire (independently during the Term.

2.15 Renewal Term "Renewal Term" is defined in Section 4.3 ("Renewal Term").

2.16 Representative(s "Representative(s)" means the individuals authorized by Customer in writing to enter the Data Center(s) and the Customer Area including, without limitation, any employees, contractors, or agents of Customer. Each of the Representatives shall be identified in writing on an Individual Registration Form and shall have received a valid password from the Use Administrator to access the Data Center(s).

2.17 Rules and Regulations "Rules and Regulations" means RagingWire's general rules and regulations, as amended from time to time by RagingWire, governing access to the Data Center(s) and use of the Services by Customer and Customer's Representatives, including, without limitation, online conduct and the obligations of Customer and Customer's Representatives in the Data Center(s).

2.18 Section "Section" means a numbered paragraph section of this Agreement.

2.19 Service(s) "Service(s)" means the specific Services provided to Customer by RagingWire as described in each SLA executed by Customer and RagingWire, as amended from time to time; each of which is incorporated herein by reference.

2.20 Service Commencement Date "Service Commencement Date" means the date RagingWire begins providing Services to Customer, as indicated in a Notice of Service Commencement delivered by RagingWire to Customer.

2.21 Service Level Goals "Service Level Goals" is defined in Section 7.2 ("Service Level Goals").

2.22 Service Outage "Service Outage" is defined in the applicable SLA.

2.23 Service Level Agreement (SLA) "Service Level Agreement" or "SLA" means a separate written Service Level Agreement between Customer and RagingWire that provides a description of each Service to be provided by RagingWire to Customer. A SLA may contain additional information and provisions related to the Services and shall reference this Agreement. All SLA's executed by Customer and RagingWire from time to time are incorporated herein by reference and all Services provided pursuant to all SLA's are subject to the terms and conditions of this Agreement. To the extent any terms herein apply solely to a Service not specified in a SLA, such terms shall not apply to Customer.

2.24 Supplemental Emergency Services "Supplemental Emergency Services" is defined in Section 3.2 ("Supplemental Emergency Services").

2.25 Term "Term" means the Initial Term plus all Renewal Terms as defined in Section 4 ("Term").

2.26 Use Administrator "Use Administrator" is defined in Section 8.3.1 ("Use Administrator").

3. DELIVERY OF SERVICES

3.1 Delivery of Services. By executing this Agreement, RagingWire agrees to provide, and Customer agrees to accept and pay for, the Services described in each SLA during the Term. Except as provided in a separate SLA, all Services shall be deemed delivered, and the Parties' respective obligations under this Agreement shall be deemed performed, in Sacramento County, California.

3.2 Supplemental Emergency Services. Customer may request that RagingWire provide to Customer certain limited Services and/or equipment on a "one-time" or emergency basis ("Supplemental Emergency Services") where such Services are not included within the scope of the Services described in the SLA's. Supplemental Emergency Services may include, for example, replacing a faulty Customer server with a RagingWire server for a temporary period of time. RagingWire will charge a reasonable fee for Supplemental Emergency Services, and Customer agrees to pay the fees for such Supplemental Emergency Services. Charges for such Supplemental Emergency Services shall be billed separately. RagingWire labor for Supplemental Emergency Services will be billed at the rates listed in Exhibit A, Basic Managed Services. RagingWire has no obligation to provide or to continue to provide any Supplemental Emergency Services. If, however, RagingWire agrees to provide any Supplemental Emergency Services upon request by Customer, such Services shall be provided subject to the availability of resources and personnel. ALL SUPPLEMENTAL EMERGENCY SERVICES PROVIDED PURSUANT TO THIS SECTION 3.2 ARE PROVIDED ON AN "AS-IS" BASIS AND EXCLUDE WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUTLIMITATION, THE IMPLIED WARRANTIES OF MERCHANTBILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

4. TERM

4.1 Term Commencement. The term for provision of and payment for each Service will commence on the Service Commencement Date indicated in the Notice of Service Commencement.

4.2 Initial Term. RagingWire will provide each Service to Customer for an initial term commencing on the Service Commencement Date and ending on the date specified in the SLA ("Initial Term"); provided however that in no event shall the Initial Term end on any day other than the last day of a calendar month. In the event a SLA, or a notice termination by Customer, specifies that the Initial Term shall terminate on other than the last day of a calendar month then such Initial Term is hereby extended to the end of the calendar month at issue.

4.3 Renewal Term. Unless one of the Parties provides notice in accordance with Section 12 ("Termination"), RagingWire will automatically continue to provide each Service to Customer for additional periods of time equal to one (1) calendar year from the termination date of the Initial Term (as such may be adjusted pursuant to Section 4.2 ("Initial Term") or a Renewal Term, as applicable. Each additional period of time for which RagingWire continues to provide Services after the Initial Term is referred to herein as a "Renewal Term."

5. FEES AND PAYMENT TERMS

5.1 Fees. Customer agrees to pay all fees due without set off or adjustment and in accordance with the prices for each Service listed in each SLA. Except as provided otherwise in a SLA, the price for each Service listed in each SLA shall not be altered during the Initial Term.

5.2 Payment Terms.

5.2.1 Security Deposit, Security Interest. Upon execution of each SLA, Customer agrees to pay to RagingWire, as a security deposit, an amount equal to the monthly recurring charges set forth in the SLA. The security deposit shall serve as a security for Customer's faithful performance of its obligations under this Agreement. If Customer defaults under or materially breaches any provision of this Agreement, RagingWire may use, apply or retain all or any portion of said security deposit for the payment of any amount due to RagingWire, or to reimburse or compensate, RagingWire for any liability, expense, loss or damage which RagingWire may incur by reason of such default or material breach. RagingWire shall not be obligated to keep the security deposit separate from its general accounts. No part of the security deposit shall be considered to be held in trust, to bear interest or to be a prepayment for any monies to be paid by Customer to RagingWire. Within thirty (30) days after the successful conclusion of this Agreement and the fulfillment of all of Customer's obligations hereunder, RagingWire shall return the deposit (less any offsets) to Customer.

5.2.2 Payment on Service Commencement . On the Service Commencement Date for each Service, RagingWire will invoice Customer, and Customer agrees to pay to RagingWire within thirty (30) days of such invoice, an amount equal to the sum of: (i) all non-recurring charges indicated in such SLA and (ii) the recurring charges for the remainder of the calendar month in which the Service Commencement Date occurs, prorated on the basis of a 30-day month.

5.2.3 Recurring Charges . After the month set forth in Section 5.2.2 ("Payment on Service Commencement") payment for monthly recurring charges for each successive full month will be due and payable on the first day of that month, and RagingWire will send Customer a courtesy invoice approximately two (2) weeks prior to the first day of the month for which such recurring Services are to be provided. Payment for recurring charges not received by the tenth day of the month shall be considered late and the provisions of Section 5.3 ("Late Payments") shall apply.

5.2.4 Variable and One-Time Charges . Charges for Services not included in the monthly recurring charges (e.g., burstable Internet bandwidth charges) and charges for one-time Services (e.g., Professional Services, installation work, and Supplemental Emergency Services) shall be included in a separate invoice. Payment for such Services shall be due no later than thirty (30) days after the date of such invoice.

5.3 Late Payments. Any delinquent payments shall accrue interest at the Applicable Rate from the date such payments are due.

5.4 Payment in U.S. dollars. All payments shall be made to RagingWire in U.S. dollars, preferably by means of an automatic electronic funds transfer system.

5.5 Taxes and Other Fees. All fees charged by RagingWire for Services are exclusive of all taxes and similar fees, now in force or enacted in the future, imposed on the transaction and/or the delivery of Services. Customer agrees that it will be responsible for and will pay in full all such taxes and similar fees, except for taxes based on RagingWire's net income. For purposes of this Section 5.5 only, all Services shall be deemed provided at the Data Center where such Services originated.

6. CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY OWNERSHIP; LICENSE
GRANTS

6.1 Confidential Information.

6.1.1 Non-Disclosure. RagingWire and Customer acknowledge that each will have access to certain proprietary and/or confidential information of the other Party concerning, without limitation, the other Party's business, plans, customers, financials, technology, products, and other information held in confidence by the other Party, whether in oral, written, graphic or electronic form (collectively, "Confidential Information"). As used in this Agreement, Confidential Information will include, but not be limited to: (i) all information in tangible or intangible form that is marked or designated as confidential; (ii) RagingWire Technology; (iii) Customer Technology; and (iv) the terms and conditions of this Agreement and any other agreements between the Parties. RagingWire and Customer each agrees, on behalf of itself, its employees and other persons to whom disclosure of Confidential Information is permitted under this Agreement, that (i) it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party, any of the other Party's Confidential Information.

6.1.2 Non-Confidential Information . Notwithstanding Section 6.1.1 ("Non-Disclosure"), information will not be deemed Confidential Information under this Agreement if such information: (i) is known to the receiving Party prior to receipt from the disclosing Party, as evidenced by the records of the receiving Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party, directly or indirectly, from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes part of the public domain or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (iv) is independently developed by the receiving Party without any breach of this Agreement.

6.1.3 Protection and Preservation . Each Party on behalf of itself, its Representatives, employees, agents, and contractors, agrees that it will receive and hold all Confidential Information in trust and confidence and that it will treat all Confidential Information with the same degree of care as it accords to its own confidential information of like sensitivity, but in no event less than a reasonable level of care. Each Party shall: (i) not sell, license, transfer, publish, disclose, display or otherwise make available the Confidential Information of the other Party; (ii) not reverse assemble or reverse compile in whole or in part any applicable Confidential Information; (iii) acknowledge and take commercially reasonable steps to preserve the other Party's ownership rights in and to such other Party's Confidential Information; (iv) hold in trust and confidence and not use any Confidential Information except as necessary to perform obligations set forth in this Agreement; and (v) similarly bind in writing necessary third parties to the confidentiality obligations of this Section 6.1.3. Notwithstanding the foregoing, each Party shall have the right to disclose the other party's Confidential Information to its appropriate officers, directors, employees, auditors and attorneys on a "need to know basis". Further, each Party may disclose the other Party's Confidential Information to the extent necessary to comply with an order of an administrative agency or court of competent jurisdiction, or to enforce a Party's rights under this Agreement. As an express condition to the preceding sentence, the Party being required to disclose the information shall (i) take all reasonable steps to prevent such disclosure and (ii) provide prior written notice thereof to the other Party in sufficient time to enable the other Party to seek a protective order or otherwise contest such disclosure. Each Party agrees that it will ensure that its Representatives, employees, agents and contractors will not make use of, disseminate, or in any way disclose any Confidential Information of the other Party to any person, firm or business, except as necessary to perform obligations set forth in this Agreement and then only under a written confidentiality agreement no less restrictive than this Section 6.1 ("Confidential Information"). The obligations of non-disclosure and non use shall apply to Confidential Information for a period of three (3) years from the date of disclosure.

6.1.4 Method of Disclosure . Information disclosed in written form or electronically transmitted shall be considered Confidential Information only if it contains the legend "Confidential." Information disclosed in other-than-written form shall be Confidential Information only if the disclosing Party states that the disclosure is confidential at the time it is made and sends the recipient of the information a written summary, with an appropriate confidentiality legend, of the information so disclosed within thirty (30) days thereafter.

6.1.5 Return of Confidential Information . Upon termination or expiration of this Agreement, or upon written request of the other Party, each Party shall promptly return to the other all documents and other tangible materials representing the other's Confidential Information and all copies thereof, and shall permanently erase or destroy all Confidential Information stored by or for it in electronic, optical, mechanical, or other storage medium, and shall certify, in writing, the completion of the foregoing to the other Party.

6.2 Intellectual Property.

6.2.1 Ownership . Except for the rights expressly granted pursuant to Section 6.3.1 ("Grant By RagingWire"), (i) this Agreement does not transfer from RagingWire to Customer any RagingWire Technology and (ii) all right, title and interest (including, without limitation, Intellectual Property Rights) in and to the RagingWire Technology will remain solely with RagingWire. Except for the rights expressly granted pursuant to Section 6.3.2 ("Grant By Customer"), (i) this Agreement does not transfer from Customer to RagingWire any Customer Technology and (ii) all right, title and interest (including, without limitation, Intellectual Property Rights) in and to the Customer Technology will remain solely with Customer.

6.2.2 General Skills and Knowledge . Notwithstanding anything to the contrary in this Agreement, Customer will not at any time prohibit or enjoin RagingWire from using any concepts, skills, knowledge and techniques relating to information technology that is or are acquired during the course of providing the Services, including, without limitation, skills, knowledge and information publicly known or available, generally applicable in the trade (or art), or that could reasonably be acquired in similar work performed for other customers of RagingWire. For example, and without limitation, if, during the Term, RagingWire and/or Customer working with RagingWire jointly develops a computer program or algorithm that may be generally applicable in the art, RagingWire shall have the right to use and/or modify such computer program or algorithm, at no compensation to Customer, to provide Services to [other customers of RagingWire. ] The Joint Development shall be jointly owned by RagingWire and Customer and each shall be afforded such rights as are available under applicable law, including federal copyright law.

6.3 License Grants.

6.3.1 Grant by RagingWire . RagingWire hereby grants to Customer a non-exclusive, non-transferable, royalty-free license, without the right to grant sub licenses during the Term, to use the RagingWire Technology solely for the purpose of receiving the Services. Customer shall have no right to use the RagingWire Technology for any purpose other than receiving the Services.

6.3.2 Grant by Customer . Customer agrees that if, in the course of providing the Services, it is reasonably necessary for RagingWire to access Customer Equipment and use Customer Technology, RagingWire is hereby granted and shall have a non-exclusive, non-transferable, royalty-free license, without the right to grant sub licenses during the Term, to use the Customer Technology solely for the purpose of providing the Services to Customer. Subject to Section 6.2.2 ("General Skills and Knowledge"), RagingWire shall have no right to use the Customer Technology for any purpose other than providing the Services.

6.4 Restrictions. The RagingWire Technology shall be used by Customer, its Representatives and agents only in a manner consistent with the rights granted in Section 6.3.1 ("Grant By RagingWire"). Customer agrees to use its best efforts to ensure that no portion of the RagingWire Technology is displayed outside the Data Center(s) or distributed in any way to any third party. Customer shall not rent, lease, license, distribute, transfer, reproduce, display, modify, publicly perform or timeshare the RagingWire Technology, or any portion thereof, or use such as a component of or a basis for products or services prepared for sale, license, lease, access or other marketing or distribution. Neither Customer nor any of its Representatives or agents shall prepare any derivative work based on the RagingWire Technology or other materials provided to Customer by RagingWire. Though not authorized to do so, should Customer or any Representative or agent create any derivative works of the RagingWire Technology, Customer, on behalf of itself and its Representative and/or agent, hereby assigns any and all right, title and interest (including, without limitation, Intellectual Property Rights) in such derivative works to RagingWire. Neither Customer nor any of its Representatives or agents shall translate, reverse engineer, decompile or disassemble the RagingWire Technology. Customer shall not allow any third party or unlicensed user or computer system to access or use the RagingWire Technology. Customer agrees not to demonstrate or disclose the results of any testing or bench-marking of the RagingWire Technology, to any third party, without RagingWire's prior written permission.

Customer Technology shall be used by RagingWire, its representatives and agents only in a manner consistent with the rights granted in Section 6.3.2 ("Grant By Customer"). Ragingwire agrees to use its best efforts to ensure that no portion of Customer Technology is displayed outside the Data Center(s) or distributed in any way to any third party. RagingWire shall not rent, lease, license, distribute, transfer, reproduce, display, modify, publicly perform or timeshare the Customer Technology, or any portion thereof, or use such as a component of or a basis for products or services prepared for sale, license, lease, access or other marketing or distribution. Neither RagingWire nor any of its representatives or agents shall prepare any derivative work based on the Customer Technology or other materials provided to RagingWire by Customer. Though not authorized to do so, should RagingWirer or any representative or agent create any derivative works of the Customer Technology, RagingWire, on behalf of itself and its representative and/or agent, hereby assigns any and all right, title and interest (including, without limitation, Intellectual Property Rights) in such derivative works to Customer. Neither RagingWire nor any of its representatives or agents shall translate, reverse engineer, decompile or disassemble the Customer Technology. RagingWire shall not allow any third party or unlicensed user or computer system to access or use the Customer Technology. RagingWire agrees not to demonstrate or disclose the results of any testing or bench-marking of the Customer Technology, to any third party, without Customer's prior written permission.

7. RAGINGWIRE'S WARRANTIES AND SERVICE LEVEL GOALS

7.1 RagingWire Warranties. RagingWire represents and warrants that it has the legal right to enter into this Agreement and perform its obligations hereunder. In the event of a breach of the warranties set forth in this Section 7.1, Customer's sole remedy shall be termination pursuant to Section 12 ("Termination"), except as provided elsewhere in this Agreement.

7.2 Service Level Goals. "Service Level Goals" means the service level goals applicable to the Services provided by RagingWire as set forth in the applicable SLA. If Customer experiences any Service performance issues, such as Service Outages, described in an applicable SLA, as a result of RagingWire's failure to provide the Services, the remedies and credits described in the applicable SLA shall apply.

7.2.1 Liquidated Damages . Except as provided elsewhere in this Agreement to the contrary, the Parties acknowledge and agree that because of the unique nature of the Services contemplated by this Agreement, it is difficult or impossible to determine with precision the specific amount of damages that might be incurred by Customer as a result of a failure of RagingWire to meet the Service Level Goals, or the specific amount that should be the responsibility of RagingWire in such circumstances. It is further understood and agreed by the Parties that Customer shall be damaged by such failure of RagingWire to meet the Service Level Goals, that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, that any credits that become payable under this Section 7.2 ("Service Level Goals") are in the nature of liquidated damages, and not a penalty, and are fair and reasonable under the circumstances, and such payments represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from RagingWire's failure to meet the Service Level Goals.

7.2.2 Sole Remedy and Liability . In recognition of Section 7.2.1 ("Liquidated Damages") and the other provisions hereof, and notwithstanding any other provisions of this Agreement, the Parties acknowledge and agree that, as an essential part of this Agreement, the liquidated damages payable under Section 7.2.1 ("Liquidated Damages") shall be the sole and exclusive measure of damages and remedy for Customer, and the sole and exclusive liability and obligation of RagingWire, arising out of or in any way relating to RagingWire's failure to meet the Service Level Goals or any other failure or default by RagingWire in any way relating to the Services (including any Supplemental Emergency Services) or RagingWire's failure to perform or provide any Services hereunder. The Parties further acknowledge and agree that the pricing and other terms contained in this Agreement reflect and are based upon the intended allocation of risk between the Parties as reflected in this Section 7.2 ("Service Level Goals") and elsewhere in this Agreement, and form an essential part of this Agreement.

7.2.3 Maintenance . RagingWire will conduct scheduled maintenance of the Data Center(s) and Services. In addition, RagingWire may be required to perform emergency maintenance if an urgent, mission-critical, or other serious maintenance situation arises. RagingWire and Customer agree to cooperate to minimize adverse impacts to the other Party during such scheduled and emergency maintenance.

7.2.4 Limitations . THE SERVICE LEVEL GOALS SET FORTH IN THIS SECTION 7.2 ("SERVICE LEVEL GOALS") SHALL APPLY ONLY TO THE SERVICES PROVIDED BY RAGINGWIRE PURSUANT TO A SLA AND DO NOT APPLY TO (1) ANY SUPPLEMENTAL EMERGENCY SERVICES, AND (2) ANY SERVICES THAT EXPRESSLY EXCLUDE THE SERVICE LEVEL GOALS (AS STATED IN THE APPLICABLE SLA). Except as stated ELSEWHERE in this Agreement to the contrary, THIS SECTION 7.2 ("SERVICE LEVEL GOALS") STATES CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY FAILURE BY RAGINGWIRE TO PROVIDE SERVICES AND/OR THE PROVISION OF DEFECTIVE SERVICES.

7.3 Selection of RagingWire Supplied Equipment; Manufacturer Warranty. CUSTOMER ACKNOWLEDGES THAT CUSTOMER HAS SELECTED THE RAGINGWIRE SUPPLIED EQUIPMENT BASED UPON ITS OWN REVIEW AND EVALUATION OF SUCH EQUIPMENT AND CUSTOMER HAS NOT IN ANY WAY RELIED UPON ANY RECOMMENDATIONS OR REPRESENTATIONS WHICH MAY HAVE BEEN MADE BY RAGINGWIRE. RAGINGWIRE DISCLAIMS ANY STATEMENTS MADE BY RAGINGWIRE RELATING THERETO. EXCEPT WITH RESPECT TO ANY EXPRESS WRITTEN WARRANTIES MADE IN THIS AGREEMENT BY RAGINGWIRE FOR SERVICES RELATED TO RAGINGWIRE SUPPLIED EQUIPMENT, CUSTOMER ACKNOWLEDGES AND AGREES THAT CUSTOMER'S USE AND POSSESSION OF THE RAGINGWIRE SUPPLIED EQUIPMENT SHALL BE SUBJECT TO AND CONTROLLED BY THE TERMS OF ANY MANUFACTURER'S OR, IF APPROPRIATE, SUPPLIER'S WARRANTY AND INDEMNITY, AND CUSTOMER AGREES TO LOOK SOLELY TO THE MANUFACTURER OR, IF APPROPRIATE, SUPPLIER (AND NOT TO RAGINGWIRE) WITH RESPECT TO ALL MECHANICAL, ELECTRICAL, SERVICE AND OTHER CLAIMS, INCLUDING, WITHOUT LIMITATION, WARRANTY AND INDEMNITY CLAIMS. THE RIGHT TO ENFORCE ALL WARRANTIES AND INDEMNITIES MADE BY SUCH MANUFACTURER OR SUPPLIER IS HEREBY, TO THE EXTENT RAGINGWIRE HAS THE RIGHT, ASSIGNED TO CUSTOMER FOR THE DURATION OF CUSTOMER'S USE OF THE RAGINGWIRE SUPPLIED EQUIPMENT. RAGINGWIRE PROVIDES NO WARRANTY OR INDEMNITY FOR ANY RAGINGWIRE SUPPLIED EQUIPMENT, FOR PERSONAL INJURY, PROPERTY DAMAGES, INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR OTHERWISE.

7.4 No Other Warranty. Except for the express warranties set forth in this SECTION 7 or in a sla ("Ragingwire's warranties AND SERVICES LEVEL GOALS"), the Services and the Ragingwire supplied equipment are provided on an "as is" basis, and customer's use of the Services and/or the ragingwire supplied equipment is at CUSTOMER'S own risk. RagingWire does not make, and hereby disclaims, any and all other express and/or implied warranties, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement and title, and any warranties arising from a course of dealing, usage or trade practice. RagingWire does not warrant that the Services and/or USE OF the ragingwire supplied equipment will be uninterrupted, error-free, completely secure, OR THAT ALL ERRORS WILL BE CORRECTED.

7.5 Disclaimer of Actions Caused by and/or Under the Control of Third Parties. RagingWire does not and cannot control the flow of data to or from RagingWire's network and other portions of the internet. Such flow depends in large part on the PERFORMANCE of the internet Services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt customer's CONNECTIONS to the internet (or portions thereof). Although RagingWire will use commercially reasonable efforts to take actions it deems appropriate to remedy and avoid such events, RagingWire cannot guarantee that such events will not occur. Accordingly, except for the negligence or willful misconduct on the part of RagingWire, RagingWire disclaims any and all liability resulting from or related to such events, AND CUSTOMER ACCEPTS SUCH DISCLAIMER WITHOUT LIABILITY TO RAGINGWIRE.

8. CUSTOMER'S REPRESENTATIONS, WARRANTIES

8.1 Warranties of Customer.

8.1.1 Warranties . Customer represents and warrants that: (i) it has the legal right and authority to enter into this Agreement and perform its obligations hereunder; (ii) it has the legal right and authority, and will continue to own or maintain the legal right and authority during the Term, to place and use any Customer Equipment as contemplated under this Agreement; (iii) the performance of its obligations and use of the Services (by Customer, its Representatives and customers) will not violate any applicable laws, regulations or the Rules and Regulations or cause a breach of any agreements with any third parties or unreasonably interfere with other RagingWire customers' use of RagingWire Services; (iv) all equipment, materials and other tangible items placed by Customer at the Data Center(s) will be configured and used in compliance with all applicable manufacturer specifications including, without limitation, power outlet, power consumption and clearance requirements; and (v) each Representative will be assigned a unique password, and no password will be shared or otherwise utilized by two (2) or more individuals.

8.1.2 Breach of Warranties . If Customer breaches any of the warranties in Section 8.1.1 ("Warranties"), in addition to any other remedies available at law or in equity, RagingWire will have the right, in its sole discretion, to immediately suspend any or all Services to Customer; provided, however, prior to any exercise of a remedy RagingWire will provide notice as provided in Section 12 ("Termination") and an opportunity to cure to Customer. If such breach is not cured within thirty (30) days, RagingWire shall have the right to terminate services as provided in Section 12. Customer shall be obligated to pay for Services provided due to suspension as a result of the breach.

8.2 Compliance with Laws; Rules and Regulations. Customer agrees that it shall use the Services only for lawful purposes and in accordance with this Agreement. Customer will comply at all times with all applicable laws and regulations and the Rules and Regulations, as amended by RagingWire from time to time. RagingWire may change the Rules and Regulations upon reasonable notice to Customer of at least five (5) days, which notice may be provided by posting such new Rules and Regulations at the affected Data Center. Customer acknowledges that Customer has received, read and understood the current version of the Rules and Regulations. The Rules and Regulations contain restrictions regarding online conduct (including prohibitions againstunsolicited commercial email) by Customer, its Representatives and its customers. Customer agrees to comply with such restrictions and further agrees that a failure to comply with the same shall, atRagingWire's election, constitute a material breach of this Agreement. Customer further acknowledges that RagingWire exercises no controlwhatsoever over the content of the information passing through the Customer Equipment and that Customer agrees that it is Customer's sole responsibility to ensure that the information transmitted and received by Customer, its Representatives and its customers comply with all applicable laws and regulations and the Rules and Regulations.

8.3 Access and Security.

8.3.1 Use Administrator. Promptly after the Effective Date, Customer shall designate up to two individuals to serve as the use administrator(s) ("Use Administrator") for Customer. The Use Administrator shall be responsible for assigning passwords to Representatives, administering security profiles of Representatives, inputting data to the Individual Representative Form, and verifying the identity of Representatives when called upon by RagingWire to do so. The Use Administrator(s) shall also serve as the primary contact between Customer and RagingWire pertaining to the Services.

8.3.2 Representatives . For an individual to be a Representative, the individual must be identified in writing by Customer on an Individual Registration Form prior to first access to the Data Center by such Representative. All Individual Registration Forms must be authenticated by Customer's Use Administrator and a valid password issued in order to become effective. Customer must promptly submit (in writing) and authenticate any changes to the information on an existing Customer Registration Form to RagingWire. RagingWire shall have no liability whatsoever for relying on an outdated Customer Registration Form which has not been properly updated by Customer.

8.3.3 Use of Passwords . Customer acknowledges and agrees that it is solely responsible for maintaining the confidentiality of the passwords distributed to Representatives, and agrees to notify RagingWire if it discovers that the password is lost, stolen, disclosed to an unauthorized third party, or otherwise may have been compromised. Customer shall be entirely responsible for any and all activities which occur under Customer's passwords, whether or not Customer or its Authorized Users are the entity or individuals undertaking such activities.

8.3.4 Data Center Access . Except with the advance written consent of RagingWire, Customer's access to the Data Center(s)shall be limited solely to the Representatives. Representatives shall have access only to the Customer Area and are prohibited from accessing other areas of the Data Center(s) unless accompanied by an authorized RagingWire representative. Customer and its Representatives shall cooperate with and comply with all security and safety measures promulgated by RagingWire from time to time in the Rules and Regulations, including, without limitation, the use of entry and exit logs and agreements, key cards, voice, photo, biometric, or other personal identification recognition devices, and other mechanisms and devices for registering, tracking and limiting access to the Customer Area and the Data Center(s). In the event of an emergency situation, as reasonably determined by RagingWire, involving or potentially involving the Customer Equipment or the RagingWire Supplied Equipment, RagingWire may admit individuals into the Customer Area pursuant to RagingWire's Emergency Admission Procedures.

8.4 License to Use of Space. Customer acknowledges that as a user of space in the Data Center(s), Customer has no right or entitlement to any particular location or amount of square footage (except as otherwise expressly provided in a SLA), but has the right to use the Customer Area solely under a non-exclusive, non-transferable, revocable license, as provided in Sections 8.8 ("Use of Customer Area") and 13.2 ("No Lease; Other Limitations").

8.5 Restrictions on Use of Services. Except as otherwise provided in a written agreement between the Parties, Customer shall not, without the prior written consent of RagingWire (which consent may be granted or withheld in its sole and absolute discretion), resell the Services to any third parties or connect the Customer Equipment directly to anything other than the RagingWire network, equipment and facilities.

8.6 Equipment And Connections. Each piece of Customer Equipment and RagingWire Supplied Equipment installed in the Customer Area must be clearly labeled, in accordance with the standard instructions in RagingWire's Customer Guide, with Customer name (or a code name identified in writing to RagingWire) and individual component identification. Each connection to and from each piece of such equipment shall be clearly labeled with Customer's name (or code name) at the starting and ending point of the connection. Customer Equipment and RagingWire Supplied Equipment must be configured and run at all times in compliance with the appropriate manufacturer's specifications, including power outlet, power consumption, and clearance requirements. Customer must provide RagingWire with prior written notice any time Customer intends to connect or disconnect any Customer Equipment, RagingWire Supplied Equipment, or other equipment in the Customer Area.

8.7 Relocation of Customer Equipment. If it becomes necessary to relocate the Customer Equipment or RagingWire Supplied Equipment to another Customer Area or Data Center, Customer shall cooperate with RagingWire to facilitate such relocation, whether such relocation is based on the reasonable business needs of RagingWire (including, but not limited to, the needs of other RagingWire customers), the expansion of the space requirements of Customer, or otherwise. RagingWire shall be solely responsible for any costs and expenses incurred by RagingWire in connection with any such relocation and will use commercially reasonable efforts, in cooperation with Customer, to minimize and avoid any interruption of the Services.

8.8 Use of Customer Area. Customer acknowledges that RagingWire has made no representations or warranties about the physical condition of the Customer Area or the Data Center(s), their compliance with laws or their fitness for Customer's intended use. Customer agrees that Customer occupies the Customer Area on an "as-is, where-is" basis under a non-exclusive, non-transferable, revocable license for the Term. Customer agrees that if any law or regulation applicable to the Customer Area or the Data Center(s) requires that alterations or improvements be made to the Customer Area, other customer areas or the Data Center(s), to the extent such requirements result from Customer's use and occupancy of the Customer Area or the Data Center(s), Customer agrees that Customer shall pay for such alterations and improvements. Notwithstanding Customer's payment therefore, the Parties agree that all such alterations and improvements shall immediately become a part of the Data Center and the property of RagingWire or its lessor as applicable.

8.9 Conduct At Data Center.

8.9.1 Conduct. Customer on behalf of itself and its Representatives agrees to adhere to and abide by all security and safety measures set forth in the Rules and Regulations, the Customer Guide or as otherwise established by RagingWire. A copy of the current version of the Rules and Regulations and the Customer Guide shall be made available to Customer upon request. Customer on behalf of itself and its Representatives expressly agrees to not do or participate in any of the following: (i) interfere with, make any unauthorized use of, misuse or abuse any of RagingWire's property or equipment, or that of any other RagingWire customer or third party (ii) harass or disturb any individual, including RagingWire's personnel and representatives of other RagingWire customers; or (iii) any activity that is in violation of the law or aids or assists any criminal activity while on RagingWire's property, or in connection with the Data Center(s) or the Services. additionally, customer acknowledges that neither it nor any of its representatives shall disturb, in any way, the raised floor of the data center(s).

8.9.2 Prohibited Items . Customer and Representatives shall keep the Customer Area, and common areas adjacent to it, clean and clear of debris and refuse at all times. Customer shall not, except as otherwise agreed by RagingWire in writing:

(a) Place any Customer Equipment in the Customer Area that is not properly labeled and (if RagingWire is providing managed Services) has not been identified in writing to RagingWire;

(b) Store any paper products or other combustible materials of any kind in the Customer Area (other than equipment manuals and, if applicable, immediately required printing supplies); or

(c) Bring any Prohibited Materials (as defined below) into any Data Center. Such "Prohibited Materials" include, without limitation, the following and any similar items: tobacco products and lighters; explosives and weapons; hazardous or flammable materials; spray paint cans; alcohol, illegal drugs and other intoxicants; electromagnetic devices especially those which could interfere with computer and telecommunications equipment; radioactive materials; photographic, video, or magnetic recording equipment of any kind (other than tape back-up equipment); or animals (except those specifically trained and used to provide assistance to the impaired).

(d) Bring food or drinks onto the raised floor of the Data Center(s). These items are permitted only in the designated cafeteria areas.

8.9.3 Prohibited Activities. Customer, on behalf of itself and its Representatives, agrees that it will not: (i) send unsolicited commercial messages or communications in any form to third parties (commonly known as "spam"); (ii) engage in any activities or actions that infringe upon or misappropriate the Intellectual Property Rights of any third party, including, without limitation, using third-party copyrighted materials without appropriate permission, using third-party trademarks without appropriate permission or attribution, and using or distributing third-party information protected as a trade secret information in violation of a duty of confidentiality; (iii) engage in any activities or actions that would violate the personal privacy rights of others including, but not limited to, collecting and distributing information about Internet users without their permission, except as permitted by applicable law; (iv) send, post, or host harassing, abusive, libelous, or obscene materials or assist in any similar activities related thereto; (v) intentionally omit, delete, forge, or misrepresent transmission information, including headers, return mailing and Internet protocol addresses; (vi) engage in any activities or actions intended to withhold or cloak Customer or its customer's identity or contact information; (vii) use RagingWire's Services for any illegal purposes, in violation of any applicable laws or regulations or in violation of the rules of any other service providers, websites, chat rooms and the like; (viii) intentionally transmit or otherwise propagate computer viruses or similar destructive computer codes; (ix) disturb or anchor any item to the raised floor of the Data Center(s); (x) climb or scale any cages, ladders, racks or any support structures; (xi) engage in any other activities which may be deemed prohibited, in writing, by RagingWire, in its sole reasonable discretion; or (xii) assist or permit any persons in engaging in any of the activities described above. All of the foregoing are "Prohibited Activities". If Customer becomes aware of any Prohibited Activities, Customer will use Customer's best efforts to remedy such Prohibited Activities immediately including, if necessary, limiting or terminating any of its Representative's access to Customer's online facilities.

8.9.4 Cameras . Customer nor any of its Representatives shall utilize, install, or configure any camera or other media device so as to view, record, or transmit any images or information regarding the Data Center(s). In order to maintain each Customer's privacy, all camera installations allowing a Customer to view their own Customer Area will be performed by RagingWire.

8.10 Suspension and Termination of Representative Access to Data Center. RagingWire shall have the right to suspend and/or terminate a Representative's access to the Data Center(s) at any time for any material failure, as determined in RagingWire's sole discretion, by such Representative to comply with the terms of this Agreement, the Customer Guide and/or the Rules and Regulations. In the event that access is terminated, Customer shall immediately take steps, to RagingWire's reasonable satisfaction, to ensure that Customer's remaining Representatives shall conform their conduct to the terms of this Agreement, the Customer Guide and the Rules and Regulations.

8.11 RagingWire Supplied Equipment.

8.11.1 Delivery and Term . On or prior to the Service Commencement Date, RagingWire shall deliver to Customer, at the designated Customer Area, the RagingWire Supplied Equipment. Customer shall have the right to use the RagingWire Supplied Equipment for the Term unless otherwise specified in the applicable SLA. Customer shall not remove any RagingWire Supplied Equipment from the Customer Area without the prior written consent of RagingWire.

8.11.2 Title. The RagingWire Supplied Equipment shall always remain the personal property of RagingWire. Customer shall have no right or interest in or to the RagingWire Supplied Equipment except as expressly provided in this Agreement and any SLA and shall hold the RagingWire Supplied Equipment subject and subordinate to the rights of RagingWire. Customer agrees to execute UCC financing statements as and when requested by RagingWire and hereby appoints RagingWire as Customer's attorney-in-fact to execute such financing statements on Customer's behalf. Customer will, at Customer's own expense, keep the RagingWire Supplied Equipment free and clear from any liens or encumbrances of any kind (except any caused by RagingWire) and will indemnify and hold RagingWire harmless from and against any loss or expense caused by Customer's failure to do so. Customer shall give RagingWire immediate written notice of any attachment or judicial process affecting the RagingWire Supplied Equipment or RagingWire's ownership thereof. Customer will not remove, alter or destroy any labels on the RagingWire Supplied Equipment stating that it is the property of RagingWire and shall allow the inspection of the RagingWire Supplied Equipment at any time.

Customer Equipment shall always remain the personal property of Customer. RagingWire shall have no right or interest in or to Customer Equipment except as expressly provided in this Agreement and any SLA. RagingWire will, at RagingWire's own expense, keep Customer Equipment free and clear from any liens or encumbrances of any kind (except any caused by Customer) and will indemnify and hold Customer harmless from and against any loss or expense caused by RagingWire's failure to do so. RagingWire shall give Customer immediate written notice of any attachment or judicial proceeding affecting Customer Equipment or Customer's ownership thereof. RagingWire will not remove, alter or destroy any labels on Customer Equipment stating that it is the property of Customer.

8.11.3 Use, Maintenance and Repair . Customer will, at Customer's own expense, keep the RagingWire Supplied Equipment in good repair, appearance and condition, other than normal wear and tear, and, if not included in the Services, shall obtain, pay for and keep in effect throughout the Term a hardware and software maintenance agreement with the manufacturer or other party acceptable to RagingWire. All parts furnished in connection with such repair and maintenance shall be manufacturer authorized parts and shall immediately become components of the RagingWire Supplied Equipment and the property of RagingWire. Customer shall use the RagingWire Supplied Equipment in compliance with the manufacturer's or supplier's suggested guidelines and in accordance with the Rules and Regulations. If Customer fails to maintain the RagingWire Supplied Equipment as described in this Section 8.11.3, RagingWire shall have the option, in its sole and absolute discretion, to: (i) retake possession of the RagingWire Supplied Equipment; and/or (ii) provide such maintenance and charge Customer the associated costs of such maintenance, and Customer agrees to pay any such charges.

8.11.4 Upgrades and Additions. Customer may affix or install any accessory, addition, upgrade, equipment or device to or on the RagingWire Supplied Equipment (other than electronic data) ("Additions"), provided that such Additions (i) can be removed without causing damage to the RagingWire Supplied Equipment; (ii) do not reduce the value of the RagingWire Supplied Equipment; (iii) are obtained from or approved in writing by RagingWire prior to affixing or installing such Additions to or on the RagingWire Supplied Equipment, and (iv) are not subject to the interest of any third party. No Additions shall be installed without RagingWire's prior written consent. At the end of the Initial Term, or Renewal Term (if applicable), Customer shall, at RagingWire's sole election, remove any Additions which (i) were not provided by RagingWire, and (ii) are readily removable without causing material damage or impairment of the intended function, use, or value of the RagingWire Supplied Equipment, and Customer shall restore the RagingWire Supplied Equipment to its original configuration. Any Additions, which are not readily removable, shall become the property of RagingWire, lien free and at no cost to RagingWire.

8.12 Scheduled And Emergency Maintenance. RagingWire will conduct routine scheduled maintenance of the Data Center(s) according to the maintenance schedule for the applicable Data Center, as such schedule may e modified from time to time in RagingWire's sole discretion. RagingWire shall make a copy of the then current applicable maintenance schedule available to Customer upon request. In the event that an urgent, mission-critical maintenance situation arises, RagingWire shall have to the right to perform emergency maintenance of the Data Center(s). Any such emergency maintenance, not caused solely by the actions of RagingWire shall not constitute a breach of this Agreement. To the extent circumstances allow in an emergency situation, RagingWire will make reasonable efforts to notify Customer of emergency maintenance about to be performed. During such scheduled and emergency maintenance periods, the Customer Equipment may be unable to transmit and/or receive data, and Customer may be unable to access the Customer Equipment and/or the RagingWire Supplied Equipment. Customer agrees to cooperate with RagingWire during scheduled and emergency maintenance periods. Customer further agrees that RagingWire shall have the right to access the Customer Area for the purpose of performing emergency maintenance.

9. INSURANCE

9.1 RagingWire Minimum Insurance Levels. RagingWire agrees to keep in full force and effect during the term of this Agreement: (i) a broad form Commercial General Liability Insurance policy providing for coverage of at least two million dollars ($2,000,000.00) per occurrence for bodily injury and property damage; and (ii) workers' compensation insurance in an amount not less than that required by applicable law. The Commercial General Liability Insurance policy shall be (i) written on an "occurrence" policy form and not on a "claims made" form; (ii) shall be primary and not contributory with RagingWire's liability insurance; (iii) shall provide for not less than thirty (30) days' advance written notice to RagingWire from the insurer or insurers, if more than one, of any cancellation, nonrenewal, or material change in coverage or available limits of liability; and (iv) shall be issued by an insurance company with a rating of no less than A-V in the current Best's Insurance Guide, or otherwise be acceptable to Customer, and admitted to engage in the business of insurance in the state in which the Services are actually provided (notwithstanding the provisions of Section 3.1 ("Delivery of Services")). RagingWire's Commercial General Liability Insurance coverage may be provided by a combination of primary, excess, and umbrella policies, provided that those policies are absolutely concurrent in all respects regarding the coverage afforded by the policies. The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy. RagingWire shall ensure, and be solely responsible for ensuring, that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in the applicable industry.

9.2 Customer Minimum Insurance Levels. Customer agrees to keep in full force and effect during the term of this Agreement: (i) a broad form Commercial General Liability Insurance policy providing for coverage of at least two million dollars ($2,000,000.00) per occurrence for bodily injury and property damage; and (ii) workers' compensation insurance in an amount not less than that required by applicable law. The Commercial General Liability Insurance policy shall be (i) written on an "occurrence" policy form and not on a "claims made" form; (ii) shall be primary and not contributory with Customer's liability insurance; (iii) shall provide for not less than thirty (30) days' advance written notice to Customer from the insurer or insurers, if more than one, of any cancellation, nonrenewal, or material change in coverage or available limits of liability; and (iv) shall be issued by an insurance company with a rating of no less than A-V in the current Best's Insurance Guide, or otherwise be acceptable to RagingWire, and admitted to engage in the business of insurance in the state in which the Services are actually provided (notwithstanding the provisions of Section 3.1 ("Delivery of Services")). Customer's Commercial General Liability Insurance coverage may be provided by a combination of primary, excess, and umbrella policies, provided that those policies are absolutely concurrent in all respects regarding the coverage afforded by the policies. The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy. Customer shall ensure, and be solely responsible for ensuring, that its Representatives (including contractors and subcontractors) maintain insurance coverage at levels no less than those required by applicable law and customary in the applicable industry.

Customer shall be solely responsible to procure and maintain property insurance coverage for the Customer Equipment, the RagingWire Supplied Equipment and all other items of Customer's property from any and all risks in, on, at or about the Customer Area or the Data Center(s) at which the Services are provided, including without limitation fire, fire protection system failure and earthquake damage.

9.3 Certificates of Insurance. Customer shall (i) deliver to RagingWire certificates of insurance which evidence the minimum levels of insurance set forth in Section 9.2 ("Customer Minimum Insurance Levels"); and (ii) cause its insurance provider(s) to name RagingWire as an additional insured and to notify RagingWire in writing of the effective date of such coverage. Customer shall deliver the certificates of insurance required by this Section 9.3 to RagingWire (i) on or before the first entry of Customer or a Representative onto any Data Center; (ii) again at least thirty (30) days before the expiration date of any applicable policy; and (iii) again on renewal of any applicable policy.

RagingWire shall (i) deliver to Customer certificates of insurance which evidence the minimum levels of insurance set forth in Section 9.1 ("RagingWire Minimum Insurance Levels"); and (ii) cause its insurance provider(s) to name Customer as an additional insured and to notify Customer in writing of the effective date of such coverage. RagingWire shall deliver the certificates of insurance required by this Section 9.3 to Customer (i) on or before the first entry of Customer or a Representative onto any Data Center; (ii) again at least thirty (30) days before the expiration date of any applicable policy; and (iii) again on renewal of any applicable policy

9.4 Obligations Continue Regardless of Insurance. The insurance requirements set forth in this Section 9 ("Insurance") are independent of Customer's indemnification and other obligations under this Agreement and shall not be construed or interpreted in any way to restrict, limit or modify Customer's indemnification and other obligations or to limit Customer's liability under this Agreement.

9.5 Waiver of Subrogation Rights. RagingWire and Customer each agrees to cause the insurance companies issuing their respective insurance policies to waive any subrogation rights that those insurance companies may have against the other Party by way of contract or otherwise. RagingWire and Customer hereby waive any right that either may have against the other on account of any bodily injury or property loss or damage to the extent that such loss or damage is insured hereunder under their respective insurance policies.

10. LIMITATIONS OF LIABILITY

10.1 Personal Injury. EACH REPRESENTATIVE AND ANY OTHER PERSON VISITING A DATA CENTER DOES SO AT HIS OR HER OWN RISK. RAGINGWIRE SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY HARM TO SUCH PERSONS RESULTING FROM ANY CAUSE OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF RAGINGWIRE.

10.2 Damage to Customer Equipment. RAGINGWIRE SHALL HAVE NO LIABILITY FOR ANY DAMAGE TO, OR LOSS OF, ANY CUSTOMER EQUIPMENT RESULTING FROM ANY CAUSE OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF RAGINGWIRE. TO THE EXTENT RAGINGWIRE IS LIABLE FOR ANY DAMAGE TO, OR LOSS OF, CUSTOMER EQUIPMENT FOR ANY REASON, SUCH LIABILITY SHALL BE LIMITED SOLELY TO THE THEN-CURRENT MARKET VALUE OF THE CUSTOMER EQUIPMENT, EXCLUDING (i) ANY LOST DATA, (ii) LOST SOFTWARE, AND/OR (iii) LOST FIRMWARE.

10.3 Waiver of Consequential and Incidental Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER OR ANY THIRD PARTY FOR ANY TYPE OF INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, LOSS OF RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER A THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE.

10.4 Hazardous Materials; Assumption of Risk. CUSTOMER ACKNOWLEDGES THAT CERTAIN HAZARDOUS OR TOXIC SUBSTANCES, MATERIALS, OR WASTE (COLLECTIVELY, "HAZARDOUS MATERIALS"), INCLUDING BUT NOT LIMITED TO BATTERY ACID, HIGH VOLTAGE ELECTRICITY, AND DIESEL FUEL, MAY BE PRESENT IN OR AROUND THE DATA CENTER(S) AND THAT CUSTOMER AND ITS REPRESENTATIVES MAY BE EXPOSED TO SUCH HAZARDOUS MATERIALS. CUSTOMER IS AWARE OF THE INHERENT RISKS OF INJURY AND PROPERTY DAMAGE INVOLVED IN RAGINGWIRE'S NORMAL OPERATIONS OF THE DATA CENTER(S), INCLUDING, WITHOUT LIMITATION, RISKS DUE TO OCCUPATIONAL OR ENVIRONMENTAL EXPOSURE TO HAZARDOUS MATERIALS KNOWN TO CAUSE CANCER, BIRTH DEFECTS, REPRODUCTIVE HARM, OR OTHER PHYSICAL AILMENTS. CUSTOMER ASSUMES ANY AND ALL KNOWN AND UNKNOWN RISKS OF INJURY AND PROPERTY DAMAGE THAT MAY RESULT FROM EXPOSURE TO HAZARDOUS MATERIALS IN OR AROUND THE DATA CENTER(S), EXCEPT FOR INJURY AND PROPERTY DAMAGE RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF RAGINGWIRE.

10.5 Maximum Liability NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, RAGINGWIRE'S MAXIMUM AGGREGATE LIABILITY TO CUSTOMER RELATED TO OR IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED TO THE TOTAL AMOUNT PAID BY CUSTOMER TO RAGINGWIRE HEREUNDER FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST EVENT WHICH GAVE RISE TO SUCH LIABILITY.

10.6 Loss of Power. RagingWire shall not be liable for any failure or delay in its performance, including a Service Outage, under this Agreement due to the loss of power to any Data Center resulting from the unauthorized activation, or the required periodic testing pursuant to State or local laws or regulations, of any of the Emergency Power Off ("EPO") switches.

10.7 Basis of the Bargain; Failure of Essential Purpose. Customer acknowledges that RagingWire has set its prices and entered into this Agreement in reliance upon the limitations, exclusions, and disclaimers of liability and the disclaimers of warranties and damages set forth in this Agreement, and that such limitations, exclusions and disclaimers form an essential basis of the bargain between Customer and RagingWire. The limitations and exclusions of liability and disclaimers specified in this Agreement shall survive and apply even if the remedies provided herein are found to have failed of their essential purpose.

11. INDEMNIFICATION

11.1 Indemnification By RagingWire. RagingWire agrees to indemnify, defend and hold harmless Customer from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, "Losses") resulting from (i) a breach of its warranties contained in this Agreement or a SLA; (ii) from any claim, suit, action, or proceeding (each, an "Action") brought by any third party against Customer or its affiliates alleging: (a) the infringement or misappropriation of any Intellectual Property Rights relating to the delivery or use of the Services (excluding any contributory infringement by the Customer); (b) personal injury and/or property damage to the extent caused by the [gross] negligence or willful misconduct of RagingWire; or (c) any violation of or failure to comply with the Rules and Regulations. Customer may retain its own counsel to assist in the defense of any indemnified Action, at its own expense and provided RagingWire shall retain control over such defense.

11.2 Indemnification By Customer Customer agrees to indemnify, defend and hold harmless RagingWire, its employees, agents, affiliates and customers (collectively the "RagingWire Indemnitees") from and against Losses resulting from (i) a breach of its warranties contained in this Agreement or SLA; (ii) any Action brought by any third party against any of the RagingWire Indemnitees alleging: (a) the infringement or misappropriation of any Intellectual Property Rights relating to the use of the Services; (b) personal injury and/or property damage to the extent caused by the negligence or misconduct of Customer or its Representatives; (c) any violation of or failure to comply with the Rules and Regulations by Customer or its Representatives; (d) any damage or destruction to the Customer Area, the Data Center(s), RagingWire Supplied Equipment or equipment of any third party caused by Customer or its Representatives; (e) damages as a result of the use or occupancy of the Customer Area or Data Center(s) by Customer or its Representatives; (f) infringement or misappropriation of any Intellectual Property Rights of any third party by Customer or its Representatives; (g) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity of any third party by Customer or its Representatives; (h) spamming, or any other offensive, harassing or illegal conduct or violation of the Rules and Regulations by Customer or its Representatives, or The RagingWire Indemnitees may retain their own counsel to assist in the defense of any indemnified Action, at their own expense and provided Customer shall retain control over such defense.

11.3 Additional Indemnities of Customer RagingWireshall have no liability for, and Customer shall indemnify, defend and hold the RagingWire Indemnitees harmless against, any Losses arising from Actions alleging any infringement of the Intellectual Property Rights of a third party resulting from (i) compliance with Customer's designs, specifications, or instructions; (ii) modification of the Services or the RagingWire Supplied Equipment by Customer or its Representatives; (iii) use of the Services or the RagingWire Supplied Equipment other than as authorized by RagingWire; (iv) use or combination of such the Services or the RagingWire Supplied Equipment with any items not supplied by RagingWire (including, without limitation, any Additions) or Customer's failure to use updated or modified versions of the Services or the RagingWire Supplied Equipment provided by RagingWire; or (v) any information provided by Customer to RagingWire.

11.4 Notice. Each Party's indemnification obligations set forth in Section 11.1 ("Indemnification By RagingWire") and Section 11.2 ("Indemnification By Customer") shall be subject to the following: (i) receiving prompt and sufficient written notice of the existence of any Action so that the indemnifying Party is not prejudiced by a lack of notice; (ii) being able, at its option, to control the defense of such Action; (iii) the indemnified party not settling any such action, claim or suit without the indemnifying party's prior written consent; and (iv) receiving full cooperation of the indemnified Party in the defense of such Action.

11.5 Enjoinment If Customer's use of the Services or the RagingWire Supplied Equipment under the terms of this Agreement is, or in RagingWire's opinion is likely to be, enjoined or RagingWire desires to limit its exposure to an Action, then RagingWire may, at its sole option and expense, either: (i) procure for Customer the right to continue using such Services or RagingWire Supplied Equipment under the terms of this Agreement; (ii) replace or modify such Services or RagingWire Supplied Equipment so that it is or they are non-infringing and substantially equivalent in function to the enjoined Services or RagingWire Supplied Equipment; or (iii) if options (i) and (ii) above cannot be accomplished despite the reasonable efforts of RagingWire, then RagingWire may terminate Customer's rights and RagingWire's obligations under this Agreement with respect to such Services or RagingWire Supplied Equipment and refund to Customer the unearned portion of any fees paid to RagingWire.

11.6 Sole and Exclusive Obligations and Remedies. THE FOREGOING INDEMNITY AND LIMITED REMEDIES ARE THE PARTIES SOLE AND EXCLUSIVE OBLIGATIONS, AND THE PARTIES SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS.

12. TERMINATION

12.1 Termination Without Cause. Either Customer or RagingWire may terminate any Services or this Agreement without cause, provided that the terminating Party notifies the other Party in writing at least one hundred and eighty (180) days prior to the end of the Initial Term (or a Renewal Term, if applicable), in which case such Services or the Agreement shall terminate at the end of such term. The termination of any particular Service will not affect Customer's obligation to pay for other Services or any other amounts due from Customer to RagingWire.

12.2 Termination For Cause.

12.2.1 For Curable Breach . Subject to Section 7.2 ("Service Level Goals"), either Customer or RagingWire may terminate this Agreement if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, except in the case of failure to pay fees, which must be cured within five (5) business days after receipt of written notice from RagingWire. Customer may also terminate Services to be provided in the future and the obligation to pay for such future Services in accordance with the terms of the applicable SLA.

12.2.2 Insolvency . Either party may terminate this Agreement effective upon written notice if Customer: (i) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such involuntary petition or involuntary proceeding is not dismissed within thirty (30) days of filing; or (ii) becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors.

12.2.3 Incurable Breach E ither Party may terminate this Agreement effective upon written notice, if the other Party has breached its obligations of confidentiality set forth in Section 6.1 ("Confidential Information").

12.3 No Liability Upon Expiration. Neither Party shall be liable to the other Party for any expiration of any Service in accordance with the terms of the applicable SLA or, excepting Section 12.2 ("Termination for Cause"), this Agreement in accordance with its terms.

12.4 Effect of Termination. Upon the effective date of termination of a Service pursuant to this Agreement:

12.4.1 Termination of Service . RagingWire will immediately cease providing such Service;

12.4.2 Payment . Any and all payment obligations of Customer under this Agreement for such Service provided through the date of termination shall immediately become due and payable, and such payment obligations shall accrue interest, from the date that is thirty (30) days after the final invoice date for such Service, at the Applicable Rate; and

12.4.3 Return of Equipment . Subject to Section 12.5 ("Customer Equipment as Security"), within ten (10) business days of such termination Customer shall, with respect to such Service: (i) remove from the Data Center(s) all associated Customer Equipment (excluding any RagingWire Supplied Equipment) and any other Customer property; (ii) deliver or make available all associated RagingWire Supplied Equipment to an authorized representative of RagingWire; and (iii) return the Customer Area to RagingWire in the same condition as it was on the Service Commencement Date, normal wear and tear excepted. If Customer does not remove the Customer Equipment and other Customer property within such ten (10) business day period, RagingWire will have the option to (i) move any and all such property to secure storage and charge Customer for the cost of such removal and storage, and/or (ii) liquidate the property in any reasonable manner.

12.5 Survival. The following will survive any expiration or termination of this Agreement: Sections 3.2, 5, 6.1, 6.2, 6.4, 7.2, 7.4, 7.5, 8, 9.4, 9.5, 10, 11, 12 and 13.

13. MISCELLANEOUS PROVISIONS

13.1 Force Majeure. Excepting any financial obligations arising under this Agreement, neither RagingWire nor Customer shall be liable for any failure or delay in its performance, including Service Outages, under this Agreement due to any cause beyond its reasonable control, including, without limitation, acts of war, acts of God, earthquake, flood, fire, embargo, riot, sabotage, labor dispute, strike or lockout, failure of an energy provider to supply power, governmental act or failure of the Internet (not resulting from the actions or inactions of a Party) (each, a "Force Majeure Event"), provided that the delayed Party: (i) gives the other Party prompt notice of such cause; and (ii) uses commercially reasonable efforts to correct such failure or delay in performance. In the event that a Force Majeure event continues for a period of five (5) business days, either party shall have the right to terminate this Agreement and any SLA upon written notice to the other party.

13.2 No Lease; Other Limitations. This Agreement is an agreement for services and is not intended to and shall not constitute a lease of any real property or a transaction for the sale of goods. Customer acknowledges and agrees that: (i) it has been granted only a non-exclusive, non-transferable revocable license to occupy the Customer Area and use the Data Center(s) and any RagingWire Supplied Equipment in accordance with this Agreement; (ii) Customer has not been granted any real property interest in the Customer Area or Data Center(s); (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances and to the full extent permissible under law waives and releases any rights or remedies with respect thereto; (iv) this Agreement, to the extent it involves the use of space or property leased by RagingWire, shall be subordinate to any lease between RagingWire and its landlord(s); and (v) the expiration or termination of any such lease shall terminate this Agreement as to such space or property subject to Customer retaining any rights or claims it may have against RagingWire arising from the expiration or termination of such lease. Customer hereby waives and releases any claims or rights to make a claim that it may have against the landlord(s) and RagingWire under any lease by RagingWire with respect to any Customer Equipment or other property of Customer located in the premises demised to RagingWire by such landlord(s). Customer will comply with all Rules and Regulations concerning use and occupancy of the Customer Area and other areas in the facilities. Except as expressly provided in Section 13.10 ("Assignment"), Customer shall have no right to transfer its rights of use and occupancy of the Customer Area or Data Center(s) or the RagingWire Supplied Equipment in whole or in part, and any attempted sublicense or transfer of its right of use and occupancy under the licenses granted under this Agreement shall be void.

13.3 Marketing. Customer agrees that during the term of this Agreement RagingWire may publicly refer to Customer, orally and in writing, as a customer of RagingWire upon the prior written consent of Customer. Any other public reference to Customer by RagingWire will require Customer's prior written consent which consent may be for any reason or no reason withheld.

13.4 Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the United States in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

13.5 Non-Solicitation. During the Term, neither RagingWire nor Customer will, and each Party will ensure that its respective affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other Party. Customer further agrees that during the Term, it will not, directly or indirectly, solicit or attempt to solicit for employment any persons contracted by RagingWire to provide any Services to Customer.

13.6 No Third Party Beneficiaries. RagingWire and Customer each agrees that, except as otherwise expressly provided in Section 11 ("Indemnification"), there shall be no third party beneficiaries to this Agreement, including but not limited to the insurance providers for either Party or the customers of Customer.

13.7 Governing Law; Choice of Forum. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (except that body of law controlling conflicts of law). The United Nations Convention on Contracts For the International Sale of Goods shall not apply to this Agreement. Any litigation resulting from a dispute or claim arising under or relating to this Agreement shall be resolved in a state or federal court in Sacramento, California. The Parties specifically submit to the personal jurisdiction and subject matter jurisdiction of the state and federal courts located in Sacramento, California.

13.8 Informal Dispute Resolution. The Parties shall endeavor to settle by mutual discussions in good faith any disputes or claims arising under or relating to this Agreement or any SLA, including the existence, validity, interpretation, performance, termination or breach of this Agreement or any SLA. Within ten (10) days of a Party's notice of a dispute or claim, at least one management level representative from each Party who is not directly involved in the dispute and with proper authority to resolve this matter shall meet face to face and exhaust all reasonable efforts to resolve the matter.

13.9 Severability; Waiver. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent or continuing breach or default, and will not act to amend or negate the rights of the waiving Party.

13.10 Assignment. Customer may assign this Agreement in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets with the prior written consent of RagingWire. Customer shall not otherwise assign its rights or delegate its duties under this Agreement either in whole or in part, and any attempted assignment or delegation shall be void. This agreement will bind and inure to the benefit of each party's permitted assigns.

13.11 Notice. Any notice or communication required or permitted to be given under this Agreement may be delivered by hand, deposited with an overnight courier, sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile followed by such registered or certified mail, in each case to the address or facsimile number of the receiving Party as listed at the end of this Agreement, or at such other address or facsimile number as may later be furnished in writing by either Party to the other Party. Such notice shall be deemed to have been given upon personal delivery, three (3) days after deposit in the mail or upon electronic acknowledgment of receipt of such facsimile transmission. Notwithstanding the foregoing, notices relating to the Services (including, without limitation, invoices and Notices of Service Commencement) may be delivered from RagingWire to Customer by first class mail, postage prepaid and such notices shall be deemed to have been given three (3) days after deposit in the mail.

13.12 Relationship of Parties. RagingWire and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between RagingWire and Customer. Neither RagingWire nor Customer will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided in this Agreement.

13.13 Entire Agreement; Counterparts; Originals. This Agreement, including all other agreements referred to in this Agreement and documents incorporated by reference, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. Any terms and conditions in any purchase order or other response by Customer which are additional to or different from the terms and conditions of this Agreement are hereby deemed rejected by RagingWire without need of further notice of rejection, and shall not be of any effect or in any way binding upon RagingWire. Such purchase order or other response shall not be deemed to be made a part of this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be changed only by a written document signed by authorized representatives of RagingWire and Customer. For purposes of this Agreement, the term "written" means anything reduced to a tangible form by a Party, including a printed or handwritten document.

13.14 Interpretation of Conflicting Terms. In the event of a conflict between or among the terms in this Agreement, a SLA, and any other document made a part hereof, the documents shall control in the following order: (i) this Agreement; (ii) the SLA; and then (iii) other documents.

13.15 RagingWire Policies and Procedures. Customer agrees to comply with RagingWire's policies and procedures, including, but not limited to, no tolerance for workplace violence, sexual harrassment, or discrimination. The Policies and Procedures are available for Customer's reference.

13.16 Time is of the Essence. Time is of the essence in RagingWire providing the Services to Customer.

13.17 Right to Inspect Customer Area. Upon advance written notice, Customer may inspect the Customer Area during normal business hours of RagingWire.

IN WITNESS WHEREOF, the Parties have read the foregoing and all documents incorporated in this Agreement and agree and accept such terms as of the Effective Date.

PHOTRONICS, INC.:	RAGINGWIRE TELECOMMUNICATIONS, INC.:

Signature:	Signature:
Print Name:	Print Name:
Title:	Title:
Address:	Address:
Facsimile:	Facsimile:
E-Mail Address:	E-Mail Address:
Date:	Date:

Exhibit A

Basic Managed Services	NRC	MRC

These rates apply for the length of the initial term specified in the Infrastructure SLA.

RagingWire Telecommunications, INC.

Master Services Agreement #1001.0.1

Effective as of January 11, 2002